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                                                                    EXHIBIT 21.0

                         SUBSIDIARIES OF THE REGISTRANT

                 BTU Overseas, Limited (Fed. I.D. # 04-2757966)
              BTU Engineering FSC, Inc. (Fed.  I.D. # 04-2736403)
                            BTU Overseas (Shanghai)
                               BTU LTD (Shanghai)
                                 BTU Europe LTD
                                    BTU GmbH